EXHIBIT 10.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED SECURITY AGREEMENT

This Amendment No. 1 to Amended and Restated Security Agreement (this “Amendment”) dated as of September 21, 2012, is entered into by and among the following parties:

Multimedia Games, Inc., a Delaware corporation (formerly known as MegaBingo, Inc.) (“Multimedia”), and MGAM Systems, Inc., a Delaware corporation (“MGAM”, together with Multimedia, “Borrowers”, and each a “Borrower”) and Multimedia Games Holding Company, Inc., a Texas corporation (“Holdings”), Megabingo International, LLC, a Delaware limited liability company, and MGAM Technologies, LLC, a Delaware limited liability company (collectively, including the Borrowers and Holdings, the “Debtors” and individually each a “Debtor”); and

Comerica Bank (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).

Recitals

A.           Debtors and Agent entered into an Amended and Restated Security Agreement dated as of August 3, 2011 (“Security Agreement”) in order to secure the indebtedness and obligations of Borrowers under the Amended and Restated Credit Agreement dated as of August 3, 2011, among Borrowers, Agent and the financial institutions from time to time signatory thereto (collectively the “Lenders” and individually a “Lender”) as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated September 21, 2012 (“Credit Agreement”) pursuant to which the Lenders have agreed to extend financial accommodations to the Borrowers, as provided therein.

B.           Under the Security Agreement, Holdings has granted Agent a security interest in the outstanding common stock of Multimedia, and has delivered to Agent the certificate evidencing that stock (the “Pledged Certificate”).  Agent is holding the Pledged Certificate at its offices in the State of Michigan.

C.           Multimedia has received approval for and been issued manufacturer’s and distributor’s licenses in the State of Nevada by the Nevada Gaming Commission.  Under applicable Nevada law and regulation, in connection with Multimedia’s licenses, the Nevada Gaming Commission must approve the security interest held by Agent in the common stock of Multimedia, which approval was secured on September 22, 2011.  That approval is subject to physical location of the Pledged Certificate in the State of Nevada and the holder’s agreement not to surrender the Pledged Certificate without the prior approval of the Nevada Gaming Commission.

D.           Under Section 4.7(b) of the Security Agreement, Agent has the authority to transfer possession and custody of any collateral in Agent’s possession to an agent appointed by Agent in order to hold physical custody for the account of Agent.

E.           Borrowers, Holdings, and Agent have agreed to the designation of Nevada Trust Company as an escrow agent to hold the Pledged Certificate for these purposes, and Debtors and Agent (in the case of Agent, with the authorization of the Lenders pursuant to said Amendment No. 1 to Amended and Restated Credit Agreement) have agreed to amend the terms of the Security Agreement as provided in this Amendment.

Agreement

Accordingly, Debtors and Agent agree as follows:

1.           Capitalized Terms.  In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Security Agreement.

2.           Amendments.  The Security Agreement is amended as follows:

(a)           Section 1.1 is amended to include the following terms and their associated definitions:

“Nevada Gaming Laws” means the Nevada Gaming Control Act (Chapter 463 of the Nevada Revised Statutes) and the regulations promulgated thereunder or other similar law applicable to the possessory pledge of any Pledged Shares.

“Pledged Multimedia Shares” means the shares of common stock of Multimedia pledged pursuant to this Agreement, as evidenced by Certificate No. C-3 for 1,000 shares or any replacement therefor.

(b)           Section 4.1(e) is amended by adding the following as the second sentence thereof:

Notwithstanding the foregoing, (i) a Debtor shall not deliver to the Agent any certificates or instruments representing or evidencing the Pledged Multimedia Shares unless done in accordance with the Nevada Gaming Laws, and, upon advance approval by the Nevada Gaming Commission, and (ii) where (x) the Agent has appointed an agent in the State of Nevada to take possession and maintain custody of those certificates or instruments, (y) the delivery of such certificates or instruments to the Agent would not violate or otherwise be inconsistent with the Nevada Gaming Laws, and (z) the delivery to such agent in Nevada would be in accordance with the Nevada Gaming Laws, the applicable Debtor shall deliver such certificates or instruments representing or evidencing such Pledged Shares to such agent in Nevada.

(c)           Section 4.7(a)(ii)(A) is amended by adding the following as the second sentence thereof

Notwithstanding the foregoing, the Agent may only exercise any such rights or powers with respect to the Pledged Multimedia Shares in compliance with the Nevada Gaming Laws and, as applicable, with the prior approval of the Nevada Gaming Commission.

(d)           Section 4.7(b) is amended by adding the following as the fifth sentence thereof:

Notwithstanding the foregoing, (i) the Agent shall not have the right to hold possession of the Pledged Shares outside the State of Nevada, where such possession would violate Nevada Gaming Laws, (ii) whenever the Agent has appointed an agent in the State of Nevada to hold physical custody of any Pledged Shares, the possession of which outside of that State would result in a violation of the Nevada Gaming Laws, the Agent shall have the right to have such agent hold possession of such Pledged Shares, subject to any necessary approvals by the Nevada State Gaming Control Board and in accordance with Nevada Gaming Laws and (iii) any exercise of the Agent’s rights or powers under this Section with respect to the possession or ownership of the Pledged Multimedia Shares may only be carried out in compliance with any applicable provision of the Nevada Gaming Laws and with the prior approval of the Nevada Gaming Commission.

(e)           Section 6.1 is amended by adding the following as new clause (i):

(i)           Any exercise of the Agent’s rights or powers under this Section with respect to the Pledged Multimedia Shares may only be carried out in compliance with any applicable provision of the Nevada Gaming Laws and, as applicable, with the prior approval of the Nevada Gaming Commission.

3.           Representations.  Debtors represent and agree that:

(a)           Schedules 1.1.1, 1.1.3, 1.1.4, 3.2, and 3.3(a) are amended and restated in their entirety and collectively attached as Schedule 1 to this Amendment (the “Amended Schedules”).  After giving effect to the Amended Schedules (i) the representations and warranties set forth in the Security Agreement remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Security Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b)           When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Debtors enforceable in accordance with its terms, and will not conflict with or violate any Debtor’s organization, formation, or charter documents or any agreement, instrument, law, or order to which any Debtor or any material portion of its assets is subject or bound.

(c)           No Default or Event of Default exists.

4.           Conditions Precedent.  The effectiveness of this Amendment is subject to Agent’s receipt of or Debtors’ satisfaction of all of the following:

(a)           this Amendment;

(b)           the Escrow Agreement between Borrowers, Holdings, Agent and Nevada Trust Company in the form of attached Exhibit A duly executed by each party thereto;

(c)           a copy of the licenses issued to Multimedia by the Nevada Gaming Commission and the Nevada Gaming Commission’s approval of the security interest held by Agent in the common stock of Multimedia; and

(d)           such other documents and completion of such other matters as Agent may reasonably deem necessary or appropriate.

5.           No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents.  This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Amendment shall control any conflict between its terms and those of the Security Agreement.

6.           Ratification.  Except for the modifications under this Amendment, the parties ratify and confirm the Security Agreement and the Loan Documents and agree that they remain in full force and effect.

7.           Further Modification; No Reliance.  This Amendment may be altered or modified only by written instrument duly executed by Debtors and Agent.  In executing this Amendment, Debtors are not relying on any promise or commitment of Agent or the Lenders that is not in writing signed by Agent or the Lenders, as applicable.  This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

8.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.           Governing Law.  The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law, except to the extent that the Nevada Gaming Laws may apply.

10.           No Defenses.  Debtors acknowledges, confirms, and warrants to Agent that as of the date hereof Debtors has absolutely no defenses, claims, rights of set-off, or counterclaims against Agent or the Lenders under, arising out of, or in connection with, this Amendment, the Security Agreement, the Loan Documents, or against any of the indebtedness evidenced or secured thereby.

11.           Expenses.  Debtors shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

12.           Counterparts.  This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.  Facsimile copies of signatures or copies of signatures sent by electronic mail (as a “pdf” or “tif” attachment) shall be treated as manually signed originals for the purposes of this Amendment and the documents to be delivered pursuant to Section 4.  Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[end of amendment – signature page follows]

This Amendment No. 1 to Amended and Restated Security Agreement is executed and delivered as of the date set forth above.

Comerica Bank, as Agent By: /s/ Paul Gerling Name: Paul Gerling Title: Senior Vice President
Multimedia Games, Inc.
MGAM Systems, Inc.

By:/s/ Patrick J. Ramsey
Name:  Patrick J. Ramsey
Title:  President and Chief Executive Officer of each of the corporations named above

Multimedia Games Holding Company, Inc.

By:/s/ Patrick J. Ramsey
Name:  Patrick J. Ramsey
Title:  President and Chief Executive Officer

Megabingo International, LLC
MGAM Technologies, LLC

By:  Multimedia Games, Inc.
Title:  Manager of each of the limited liability companies named above

By:           /s/ Patrick J. Ramsey
Name:  Patrick J. Ramsey
Title:  President and Chief Executive Officer